EX-28.d.2.hhh

SUB-ADVISORY AGREEMENT

AGREEMENT dated this 14th day of October, 2014 among DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (“DFA”), and DFA AUSTRALIA LIMITED, a corporation organized under the laws of New South Wales (“DFA Australia”).
WHEREAS, DFA is the investment advisor to all the portfolios of the Fund, including the DFA Municipal Real Return Portfolio (the “Portfolio”); and
WHEREAS, the Portfolio invests in securities of issuers associated with international markets designated by the Investment Committee of DFA, as categorized, defined, and limited in accordance with the Fund’s prospectus; and
WHEREAS, DFA Australia personnel have expertise in certain business areas pertinent to the business operations of the Portfolio and the selection of brokers or dealers and the execution of trades with respect to international securities; and
WHEREAS, DFA wishes to retain DFA Australia as sub-advisor with respect to the Portfolio, and DFA Australia wishes to act as sub-advisor, upon the terms hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto agree as follows:
1. Services to Be Performed.  DFA hereby employs, subject to approval by the Board of Directors of the Fund and supervision by DFA, DFA Australia to furnish, at DFA Australia’s expense, the services described below with respect to the Portfolio:
a.
DFA Australia shall have the authority and responsibility to select brokers or dealers to execute purchases and sales of eligible securities for the Portfolio. Such authority and responsibility shall include, without limitation, (i) providing investment and ancillary services for DFA and determining the best and most efficient means of purchasing and selling such portfolio securities in order to receive best price and execution, and (ii) allocating trades among brokers and dealers, including any affiliate of the Fund or of any investment advisor or affiliate thereof, subject to Section 17 of the Investment Company Act of 1940, as amended (the “1940 Act”).  In carrying out its obligations hereunder, DFA Australia will act with a view to the Portfolio’s objectives, as set forth in the Fund’s registration statement, and otherwise communicated to DFA Australia by DFA, including the objectives of receiving best price and execution for portfolio transactions and of causing as little price fluctuation as possible.  DFA Australia shall not receive any commission or rebate from any broker or dealer to whom it allocates trades nor shall it receive any commission from DFA based upon the allocation of trades.  DFA will advise DFA Australia of changes in the Fund’s Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, and registration statement, and any objectives not appearing therein, as they may be relevant to DFA Australia’s performance under this Agreement.  DFA will furnish to DFA Australia reports on cash available for investment and needed for redemption payments.  DFA shall be responsible to the Board of Directors of the Fund for the preparation of schedules of securities eligible for purchase and sale by the Portfolio (“execution schedules”), and shall prepare such schedules on at least a semi-annual basis, it being understood that DFA may consult with DFA Australia in connection therewith, and may delegate to DFA Australia the preparation of such schedules.  On at least a semi-annual basis, DFA will review the Portfolio’s holdings, make, itself or in consultation with DFA Australia, any necessary adjustments to the execution schedules, and review the securities trading process and executions.  DFA Australia is authorized to have orders executed for more or fewer shares than set forth on the execution schedules when market conditions and other factors permit or require, provided that such variances from the execution schedules are within the parameters agreed to by DFA, from time to time, or in specific cases.  DFA Australia shall report the results of all trading activities and all such other information relating to portfolio transactions for the Portfolio as DFA may reasonably request, on a daily basis to DFA and any other entity designated by DFA, including, without limitation, the custodian of the Fund.  DFA Australia shall review and coordinate its agency trading and execution strategies, practices, and results with DFA as frequently as reasonably requested.
b.
DFA Australia shall maintain, and periodically review with DFA and the Fund, policies and procedures necessary to ensure the effectiveness of on-line communications systems between DFA Australia, DFA, and the Fund.

c.
DFA Australia shall periodically provide DFA with data concerning the international markets, and it shall maintain and provide to DFA current financial information with respect to specific international securities on the execution schedules.  DFA Australia shall also furnish DFA with advice and information regarding securities of international companies and shall provide DFA with such recommendations in connection with the investment therein by the Portfolio as DFA Australia shall deem necessary and advisable in light of the investment objective and policies of the Portfolio.

2. Compensation.  For the services provided by DFA Australia hereunder, DFA shall pay DFA Australia a fee equal to $13,000 (U.S.) per year, to be paid on a quarterly basis.  In the event that this Agreement is terminated at other than quarter-end, the fee for such quarter shall be prorated.
3. Liability of DFA Australia.  DFA Australia shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of DFA Australia in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.
4. Term.  This Agreement shall become effective as of Nov. 3, 2014, and shall remain in effect until Nov. 3, 2016, unless sooner terminated as hereinafter provided and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved, at least annually, by:  (a) the vote of a majority of the Fund’s Directors, or (b) the vote of a majority of the outstanding voting securities of the Portfolio, and (c) the vote of a majority of those Directors who are not parties to this

Agreement or interested persons of any such party (except as Directors of the Fund) cast in person at a meeting called for the purpose of voting on such approval.  The terms “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings respectively set forth in Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.
This Agreement may be terminated by DFA or by DFA Australia at any time, without penalty, on ninety (90) days’ written notice to the other party hereto, and may also be terminated at any time without penalty by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Portfolio on sixty (60) days’ written notice to DFA Australia by the Fund.
This Agreement shall automatically terminate in the event of its assignment.  The term “assignment” for this purpose shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.
This Agreement shall automatically terminate with respect to the Portfolio in the event that the Investment Advisory Agreement for the Portfolio between DFA and the Fund is terminated, assigned, or not renewed.
5. DFA Australia will promptly notify DFA and the Fund of any change in the composition of its Board of Directors.
6. Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices.

[signature page follows]

IN WITNESS WHEREOF, DFA, DFA Australia, and the Fund have caused this Agreement to be executed as of the day and year above written.
DIMENSIONAL FUND ADVISORS LP

By: DIMENSIONAL HOLDINGS INC.,
 General Partner

By: /s/ Julie C. Henderson
Name   Julie C. Henderson
Title   Vice President and Controller

DFA AUSTRALIA LIMITED

By: /s/ Graham Lennon
Name   Graham Lennon
Title   Director

DFA INVESTMENT DIMENSIONS GROUP INC.

By: /s/ Carolyn O
Name   Carolyn O
Title   Vice President

Compensation- DFAL is covered by the Financial Services Compensation Scheme. DFA may be entitled to compensation from the scheme if DFAL cannot meet its obligations. This depends on the type of business and the circumstances of the claim. The maximum level of compensation for claims against firms declared in default is 100% of the first £50,000 per person per firm. Further information about the compensation arrangements is available from the Financial Services Compensation Scheme.

Client Limit Orders- DFA instructs DFAL not to make public Client Limit Orders in respect of shares admitted to trading on a regulated market which are not immediately executed under prevailing market conditions. A Client Limit Order is a specific instruction from DFA to DFAL to buy or sell a financial instrument at a specified price limit or better and for a specific size.

Conflicts of Interest and Disclosures - DFAL and any affiliate may effect transactions in which DFAL or affiliate or another client of DFAL or an affiliate has, directly or indirectly, a material interest or a relationship of any description with another party which involves or may involve a potential conflict with DFAL's duty to DFA. DFAL will ensure that such transactions are effected on terms which are not materially less favourable to DFA than if the conflict or potential conflict had not existed and, with respect to the Portfolio, are consistent with the U.S. federal securities laws.

Neither DFAL nor any affiliate shall be liable to account to DFA, unless otherwise required by the U.S. federal securities laws, for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will DFAL's fees, unless otherwise provided, be abated.

DFAL's Conflicts of Interest Policy, a copy of which has been provided to DFA, sets out the types of actual or potential conflicts of interest which affect DFAL's business, and provides details of how these are managed.

DFAL will normally act as the agent of DFA, who will therefore be bound by its actions under the Agreement. Nevertheless, none of the services provided hereunder nor any other matter shall give rise to any fiduciary or equitable duties which would prevent or hinder DFAL or any Associate, in effecting transactions with or for DFA.
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